Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cimarex Energy Co.:

We consent to the incorporation by reference in the registration statement (No. 333-100235) on Form S-8 of Cimarex Energy Co. of our reports dated February 27, 2007, with respect to the consolidated balance sheets Cimarex Energy Co. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Cimarex Energy Co.

As discussed in Note 4 to the Consolidated Financial Statements, Cimarex Energy Co. adopted Statement of Financial Accounting Standards No. 123 (R), Share Based Payment as of January 1, 2005.

Denver, Colorado
February 27, 2007